SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

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         Date of Report (Date of earliest event reported): March 7, 2006

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                                NT HOLDING CORP.
               (Exact name of registrant as specified in Charter)

             NEVADA                      000-15303               73-1215433
(State or other jurisdiction of    (Commission File No.)       (IRS Employee
 incorporation or organization)                              Identification No.)

                        8th Floor, No. 211 Johnston Road
                               Wanchai, Hong Kong
                    (Address of Principal Executive Offices)

                                  852-9188-2864
                            (Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01. OTHER EVENTS

On March 7, 2006, NT Holding Corp (the "Company") entered into a letter of intent with Shanxi Jinhai Metal Group Limited ("Jinhai"). It is anticipated that the Company and Jinhai will form a Sino foreign joint venture company in China under the name of "American - Asia Metallurgical Industry Limited", which shall sometimes be referred to herein as "AAMI". The Company will have a 70% interest in AAMI and Jinhai will have a 30% interest in AAMI.

Duties and Obligations of the Company

The Company will be responsible for investing US $2,000,000 into AAMI within one year of the date of execution of a definitive agreement between the parties. In the event that the Company fails to deliver all or part of this cash obligation, the Company will be obligated to issue shares of its common stock equal to the amount of such deficiency to Jinhai. The value attributed to any such shares issued will be equal to the closing market price of the Company's common stock as of the one-year anniversary date of the execution of the Definitive Agreement.

Duties and Obligations of Jinhai

Jinhai will contribute all of the operations of Jinhai into AAMI. It is understood by the parties hereto that the net asset value of Jinhai's assets as of the date hereof is approximately US $5,500,000, according to Chinese GAAP. Jinhai's management will have responsibility for managing the daily operations of AAMI Jinhai shall nominate one director into the board of directors of the Company to report daily operations of AAMI to the Company.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 8, 2006            NT HOLDING CORP.


                                /s/ Chun Ka Tsun
                                ----------------------------------------
                                By: Chun Ka Tsun
                                Its: Chief Executive Officer and Director